As filed with the Securities and Exchange Commission on October 22, 2026	Registration No. 333-261628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUNAI BIOWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2259340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Cottage Way, Suite G2, #32562

Sacramento, California 95825

(Address of principal executive offices) (Zip code)

Enochian BioSciences, Inc. 2019 Equity Incentive Plan

DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan

(Full title of the plans)

David Weinstein, Chief Executive Officer

Lunai Bioworks Inc.

3400 Cottage Way, Suite G2, #32562, Sacramento, California 95825

(424) 222-9301

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel D. Mayersohn, Esq.

Dickinson Wright PLLC

350 East Las Olas Boulevard, Suite 1750

Fort Lauderdale, Florida 33301

(954) 991- 5426

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-261628) filed by Lunai Bioworks Inc., a Delaware corporation (formerly known as Enochian BioSciences, Inc.) (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on December 13, 2021 (the “Registration Statement”), which registered an aggregate of 7,181,694 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 2,638,608 shares of Common Stock reserved for issuance under the Enochian BioSciences, Inc. 2019 Equity Incentive Plan (the “2019 Plan”); (ii) 4,017,161 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2019 Plan; and (iii) 525,925 shares of Common Stock issuable upon the exercise of stock options outstanding under the DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan.

The share amounts set forth above are stated as originally registered and do not give effect to the one-for-ten reverse stock split of the Common Stock effective September 29, 2025 or the one-for-eight reverse stock split of the Common Stock effective May 22, 2026.

The Registrant has terminated all offerings of its securities pursuant to the Registration Statement. This Post-Effective Amendment is being filed solely to deregister all securities that remain unsold under the Registration Statement.

In accordance with the undertaking made by the Registrant in Part II, Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to remove from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. Upon the effectiveness of this Post-Effective Amendment, all securities remaining unsold under the Registration Statement will be deregistered, and no further offers or sales will be made pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-261628) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on October 22, 2026.

LUNAI BIOWORKS INC.

By:	/s/ David Weinstein
Name:	David Weinstein
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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